UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  [  ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Concur Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

SAP SE and subsidiaries
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by SAP SE and subsidiaries

Pursuant to Rule 14a-12 under the Securities

Exchange Act of 1934

Subject Company: Concur Technologies, Inc.

Commission File No.: 000-25137

For Immediate Release

September 18, 2014

SAP to Acquire Concur, Expanding the World’s Largest Business Network

Concur is Leading Innovator for US$1.2 Trillion Corporate Travel Industry

WALLDORF, Germany and BELLEVUE, Washington — September 18, 2014 — SAP SE (NYSE: SAP) and Concur Technologies, Inc. (NSDQ: CNQR) today announced that SAP’s subsidiary, SAP America, Inc., has entered into an agreement to acquire Concur. With more than 23,000 customers, 4,200 employees and 25 million active users in over 150 countries, Concur is the leader in the multi-billion market for travel and expense (T&E) management software. With Concur, SAP’s business network – the world’s largest – will transact more than US$600 billion annually, deliver frictionless commerce across more than 25 different industries and address annual corporate travel spend of US$1.2 trillion worldwide.

The Concur board of directors has unanimously approved the transaction, which is expected to close in the fourth quarter 2014 or the first quarter 2015, subject to Concur stockholder approval, clearances by the relevant regulatory authorities and other customary closing conditions. The per-share purchase price of US$129 represents a 20% premium over the September 17 closing price, a 21% premium over the one month volume weighted average price per share and an enterprise value of approximately US$8.3 billion. The transaction will be funded from a credit facility agreement of up to €7 billion to cover the purchase price, target debt refinancing and acquisition-related costs. The company has undergone an external credit rating process with two agencies. The results of this process will be published shortly.

“The acquisition of Concur is consistent with our relentless focus on the business network,” said Bill McDermott, CEO of SAP. “We are making a bold move to innovate the future of business within and between companies. With Ariba, Fieldglass and Concur, SAP is the undisputed business network company. We are redefining how businesses conduct commerce across goods and services, contingent workforces, travel and entertainment. With the SAP HANA platform, the possibilities to innovate new business models around Concur and the network are limitless.”

“Concur shares SAP’s vision to help our customers ‘Run simple’,” added McDermott. “Concur cloud solutions are network-based and enable context-aware applications for travelers to use on any mobile device. With Concur, people are given the professional courtesy and ultimate flexibility to make the choices that are right for them. No longer does cost control for companies have to come at the expense of people.”

“We have always been focused on making solutions for real customer problems, and with SAP we have a great opportunity to advance that mission,” said Steve Singh, CEO of Concur. “We are constantly seeking innovative ways to deliver the best customer experience and we’re excited about leveraging SAP technology, including HANA as we scale globally.”

Scaling the Business Network

•	Concur will expand SAP’s business network to reach into the US$1.2 trillion corporate travel spectrum.

•	Concur has developed an open platform to connect the corporate travel ecosystem, such as airlines, hotels and car rental companies in new and innovative ways.

SAP to Acquire Concur, Expanding the World’s Largest Business Network	Page 2

•	With the addition of the corporate travel ecosystem to the Ariba and Fieldglass networks, SAP’s business network will have an opportunity to power transactions that drive more than US$10 trillion of global spend annually.

•	With SAP HANA®, Concur anticipates real-time network collaboration that will reshape the travel value chain, create new business models and eliminate needless complexity confronting millions of business travelers worldwide.

•	SAP applications touch two-thirds of global commerce; combined with the power of SAP HANA, SAP is uniquely positioned to make the “real-time networked economy” a reality.

Achieving Significant Business Synergies

•	Together the two companies will have more than 50 million users in the cloud — more than any enterprise cloud company — and will be the second largest cloud company by measure of revenue.

•	Concur has a revenue run rate of more than US$700 million. With its global reach in every country around the world, SAP will provide a global platform to scale.

•	The majority of SAP customers do not run Concur, presenting a clear opportunity to scale as part of the SAP franchise.

•	Only 30% of Concur customers currently run SAP, presenting a dynamic opportunity to introduce SAP innovations to the Concur install base.

•	With one of the richest T&E datasets in the industry and the potential of the SAP HANA platform, Concur will deliver unique insight and analytics to business expense wherever it occurs.

•	With the dominance of the mobile device in travel and entertainment, Concur will collaborate with SAP’s innovation leadership to build network-based, context-aware mobile applications.

•	SAP will migrate all its corporate travel and expense management to Concur’s integrated solutions.

Investing for Business Growth

•	The Concur platform has a broad, horizontal impact with the customer base of more than 23,000 enterprises covering every one of SAP’s 25 industries and all company sizes.

•	In June 2012, Concur was awarded a 15-year contract to supply T&E software to multiple federal agencies. SAP, with government customers numbering in the tens-of-thousands, intends to expand this relationship across the globe with other governments and agencies.

•	In the small and medium business space, Concur solutions will complement the new SAP Business One® Cloud solution powered by SAP HANA to offer a compelling suite of solutions for businesses of all sizes.

Financial Analyst and Media Conference Call

SAP and Concur will host a conference call for financial analysts and media to discuss the transaction on Thursday, September 18, 2014 at 3:00 PM (PDT) / 6:00 PM (EDT) / 11:00 PM (London) / 12:00 AM (Sept 19) (CET). The call will be webcast at www.sap.com/investor.

Conference ID: 1656295

Participant Dial-in Numbers:

US/Canada: 888-334-3032

UK: 0800 404 7656

Germany: 0800 181 9013

Rest of World: +1-719-325-4856

Replay Dial-in Numbers:

US/Canada: 888-203-1112

Rest of World: +1-719-457-0820

Replay Passcode: 1656295

For more information, visit the SAP News Center. Follow SAP on Twitter at @sapnews.

About SAP As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device – SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 261,000 customers to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

About Concur

Concur is the leading provider of spend management solutions and services in the world, helping companies of all sizes transform the way they manage spend so they can focus on what matters most. Through Concur’s open platform, the entire travel and expense ecosystem of customers, suppliers, and developers can access and extend Concur’s T&E cloud. Concur’s systems adapt to individual employee preferences and scale to meet the needs of companies from small to large. Find out how to put your app in front of 25M business travelers with the Concur Platform and pitch for $100,000 in funding awards at The Perfect Trip DevCon 2014, from Concur & TripIt. For more information, visit www.concur.com.

# # #

SAP to Acquire Concur, Expanding the World’s Largest Business Network	Page 3

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to SAP or Concur are intended to identify such forward-looking statements. This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services, and the anticipated role of Concur, its key executives and its employees within SAP following the closing of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the failure to retain key Concur employees, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure of SAP and Concur to achieve the anticipated synergies of the proposed transaction and other risks detailed in SAP’s and Concur’s SEC filings, including those discussed in SAP’s Annual Report on Form 20-F for the year ended December 31, 2013 and Concur’s quarterly report on Form 10-Q for the quarter ended June 30, 2014, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SAP is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Additional Information About the Merger

In connection with the proposed merger, Concur will file a proxy statement with the SEC. The definitive proxy statement will be sent or given to Concur stockholders and will contain important information about the proposed merger and related matters. Concur’s stockholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decision with respect to the proposed merger because it will contain important information about the merger and the parties to the merger. Additionally, Concur and SAP will file other relevant materials in connection with the proposed acquisition of Concur by SAP pursuant to the terms of an Agreement and Plan of Merger by and among, SAP America, Congress Acquisition Corp., a wholly owned subsidiary of SAP America, and Concur. SAP, Concur and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Concur stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F, and the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Concur’s participants in the solicitation, which may, in some cases, be different than those of Concur’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

The materials to be filed by SAP and Concur with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Concur by contacting Concur Investor Relations through the investor contact page on the company’s website at https://www.concur.com/en-us/investors/contact.

© 2014 SAP SE. All rights reserved.

No part of this publication may be reproduced or transmitted in any form or for any purpose without the express permission of SAP SE. The information contained herein may be changed without prior notice.

Some software products marketed by SAP SE and its distributors contain proprietary software components of other software vendors. National product specifications may vary.

These materials are provided by SAP SE and its affiliated companies (“SAP Group”) for informational purposes only, without representation or warranty of any kind, and SAP Group shall not be liable for errors or omissions with respect to the materials. The only warranties for SAP Group products and services are those that are set forth in the express warranty statements accompanying such products and services, if any. Nothing herein should be construed as constituting an additional warranty.

SAP and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP SE (or an SAP affiliate company) in Germany and other countries. Please see http://www.sap.com/corporate-en/about/legal/copyright/index.html for additional trademark information and notices.

Note to editors: To preview and download broadcast-standard stock footage and press photos digitally, please visit www.sap.com/photos. On this platform, you can find high resolution material for your media channels. To view video stories on diverse topics, visit www.sap-tv.com. From this site, you can embed videos into your own Web pages, share video via email links, and subscribe to RSS feeds from SAP TV.

For customers interested in learning more about SAP products:

Global Customer Center: +49 180 534-34-24

United States Only: 1 (800) 872-1SAP (1-800-872-1727)

For more information, press only:

Daniel Reinhardt, SAP	+49 (6227) 7-40201	daniel.reinhardt@sap.com, CET
Andy Kendzie, SAP	+1 (202) 312-3919	andy.kendzie@sap.com, EDT
Danielle Adams, Concur	+1 (425) 590-5085	danielle.adams@concur, PDT

For more information, financial community only:

Stefan Gruber, SAP	+49 (6227) 7-44872	investor@sap.com, CET
Todd Friedman, Concur	+1 (415) 734-4605	todd.friedman@concur.com, PDT

Follow SAP Investor Relations on Twitter at @sapinvestor.